UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 12, 2010

GREENHOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-156611	26-2903011

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5171 Santa Fe Street, Suite I
San Diego, California	92109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (858) 273-2626

Copies to:
Peter Campitiello, Esq.
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, New York 10018
Tel: 212-216-8085
Fax: 212-216-8001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2010, GreenHouse Holdings, Inc. (the “Registrant”) accepted the resignations of Christopher Ursitti and Sean Entin as members of the Registrant’s Board of Directors.  Neither Mr. Ursitti nor Mr. Entin resigned in their executive capacities as Chief Executive Officer and Chief Marketing Officer, respectively.

On September 13, 2010, the Registrant appointed Seymour G. Siegel, Charles R. Allured and Floyd H. Trogdon as independent members of its Board of Directors.  In addition, Mr. Siegel was appointed Chairman of the Audit Committee and Mr. Allured was appointed Chairman of the Compensation Committee. Neither Mr. Siegel, Mr. Allured nor Mr. Trogdon have been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

Seymour G. Siegel, 67, Director. Mr. Siegel is a Principal of Rothstein Kass, a national firm of certified public accountants and consultants with approximately 900 member and offices in 9 cities, and is continuing the business founded in 1994.  Prior to joining Rothstein Kass, Mr. Siegel co-founded Siegel Rich Inc. in 1994, a firm that provided advisory services to businesses primarily in mergers and acquisitions, succession planning, strategic alliances, problem resolution, operational and long range planning and finance sourcing. From 1974-1990, Mr. Siegel was the Managing Partner and founder of Siegel Rich & Co., CPA's, which merged with Weiser, LLP. From 1990-1994, Mr. Siegel was senior partner at Weiser LLP, a large regional firm of accountants and consultants.  He received his Bachelor of Business Administration degree from Bernard Baruch School of the City College of New York.

Charles R. Allured, 54, Director. Mr. Allured has over 30 years of service in the energy industry.  He has held senior management positions in electric, natural gas and water serving public utilities, as well as held the position of Energy Services Manager for one of the largest food processors in the US.  As Vice President for Energy and Power Solutions (EPS) since 2004, Mr. Allured was charged with overseeing nearly every aspect of EPS’ business including Procurement and Contract Negotiations, General Manager, Energy Projects, General Manager, xChange Point, Administration, Legal, Information Technology, Human Resources, Facility Management, Regional Management, Technical Officer, Safety Officer, Development Management, Project Management, Client Services, and Engineering. He started his career with Pacific Gas and Electric Company as a steam plant operator in 1979 and after holding several positions he left PG&E as the Technical Training Manager in 1986.  Mr. Allured then joined Sierra Pacific Power Company where he enjoyed a 13 year career and left as the Director of Major Accounts.  He joined Enron Energy Services and held the positions of National Development Manager and National Accounts Manager.  After four years of service he was recruited to work for Dean Foods as the Manager of Energy Services.  Mr. Allured has served as Director on several Boards including Nevada Business Week, Nevada Manufacturing Association, Northern Nevada Chapter of United Way and as the Board President of the Galena Forest Estates Home Owners Association and the American Marketing Association.

Floyd H. Trogdon, 86, Director. Floyd H. Trogdon retired from the United States Air Force as a Brigadier General after 32 years of active duty. During that service he held positions of increasing responsibility as a Command Pilot and Navigator in operational areas and as staff officer in Research and Development in nuclear weapon, aircraft, and missile, command, control and communications areas. He flew combat missions in World War II and Vietnam. At the time of his retirement from the Air Force, he was Acting Deputy Assistant Secretary of Defense for Acquisition Policy.  After his Air Force retirement, Trogdon served in a number of key positions in industry and until recently was Chairman of the Board and Chief Executive Officer of Life Protection Inc.

Item 8.01.	Other Events.

On September 13, 2010, the Registrant issued a press release announcing the appointments of Mr. Siegel, Mr. Allured and Mr. Trogdon as members of its Board of Directors. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 16, 2010	GREENHOUSE HOLDINGS, INC.

	By:	/s/ Justin Farry
Name: Justin Farry
Title: Chief Financial Officer